Exhibit 99(f)

General Electric Capital Corporation and consolidated affiliates
Schedule I – Condensed Financial Information of Registrant
General Electric Capital Corporation
Condensed Statement of Current and Retained Earnings

For the years ended December 31 (In millions)	2011	2010	2009

Revenues	$9,740	$3,945	$4,893

Expenses
Interest	4,344	3,571	9,406
Operating and administrative	3,148	2,995	3,639
Provision for losses on financing receivables	109	1,030	1,672
Depreciation and amortization	192	193	374
Total expenses	7,793	7,789	15,091

Loss before income taxes and equity in earnings of affiliates	1,947	(3,844)	(10,198)
Income tax benefit	2,230	1,755	4,495
Equity in earnings of affiliates	2,333	4,244	7,118

Net earnings	6,510	2,155	1,415
Dividends(a)	–	–	–
Others(a)(c)	–	50	(24)
Retained earnings at January 1(b)	45,068	42,863	43,117

Retained earnings at December 31	$51,578	$45,068	$44,508

(a)	Total dividends and other transactions with the shareowner increased (decreased) equity by $1 million, $85 million and $9,488 million in 2011, 2010 and 2009, respectively.

(b)
The 2010 opening balance was adjusted as of January 1, 2010 for the cumulative effect of changes in accounting principles of $1,645 million related to the adoption of Accounting Standards Update (ASU) 2009-16 & 17. The 2009 opening balance was adjusted as of April 1, 2009, for the cumulative effect of changes in accounting principles of $62 million related to adopting amendments on impairment guidance in Accounting Standards Codification (ASC) 320, Investments – Debt and Equity Securities. The cumulative effect of adopting ASC 825 at January 1, 2008, was insignificant.

(c)	Includes the effects of accretion of redeemable securities to their redemption value of $38 million in 2010 and $(23) million in 2009.

See accompanying notes.

General Electric Capital Corporation and consolidated affiliates
Schedule I – Condensed Financial Information of Registrant – (Continued)
General Electric Capital Corporation
Condensed Statement of Financial Position

At December 31 (In millions, except share amounts)	2011	2010

Assets
Cash and equivalents	$13,482	$12,847
Investment securities	8,716	6,706
Financing receivables - net	50,822	60,379
Investment in and advances to affiliates	255,652	259,330
Property, plant and equipment - net	1,213	1,581
Other assets	23,856	26,025
Total assets	$353,741	$366,868

Liabilities and equity
Borrowings	$267,426	$284,511
Other liabilities	6,197	10,277
Deferred income taxes	3,008	3,096
Total liabilities	276,631	297,884

Common stock, $14 par value (4,166,000 shares authorized at
December 31, 2011 and 2010 and 1,000 shares issued and
outstanding at December 31, 2011 and 2010, respectively)	–	–
Accumulated gains (losses) - net
Investment securities	(33)	(639)
Currency translation adjustments	(399)	(1,411)
Cash flow hedges	(1,101)	(1,281)
Benefit plans	(563)	(380)
Additional paid-in capital	27,628	27,627
Retained earnings	51,578	45,068
Total shareowner's equity	77,110	68,984
Total liabilities and equity	$353,741	$366,868

The sum of accumulated gains (losses) on investment securities, currency translation adjustments, cash flow hedges and benefit plans constitutes “Accumulated other comprehensive income,” and was $(2,096) million and $(3,711) million at December 31, 2011 and 2010, respectively.

See accompanying notes.

General Electric Capital Corporation and consolidated affiliates
Schedule I – Condensed Financial Information of Registrant – (Continued)
General Electric Capital Corporation
Condensed Statement of Cash Flows

For the years ended December 31 (In millions)	2011	2010	2009

Cash from (used for) operating activities	$5,386	$(3,408)	$(1,045)
Cash flows - investing activities
Increase in loans to customers	(71,863)	(81,145)	(96,837)
Principal collections from customers - loans	78,261	89,835	99,779
Investment in equipment for financing leases	(696)	(1,447)	(1,239)
Principal collections from customers - financing leases	3,576	2,783	1,814
Net change in credit card receivables	(28)	(1,182)	5
Additions to property, plant and equipment	(892)	(1,073)	(158)
Dispositions of property, plant and equipment	811	871	780
Payments for principal businesses purchased	(50)	(559)	(6,791)
Proceeds from principal business dispositions	2,623	1,171	9,088
Increase in investment in and advances to affiliates	3,258	15,642	26,868
All other investing activities	1,399	(624)	(2,136)

Cash from (used for) investing activities	16,399	24,272	31,173

Cash flows - financing activities
Net decrease in borrowings (maturities of 90 days or less)	371	(6,141)	(25,662)
Newly issued debt
Short-term (91-365 days)	–	–	3,310
Long-term (longer than one year)	23,049	18,325	62,213
Repayments and other debt reductions:
Short-term (91-365 days)	(42,693)	(48,818)	(57,941)
Long-term (longer than one year)	(1,671)	(1,140)	(533)
Non-recourse, leveraged leases	(206)	(341)	(317)
Capital contributions from GECS	–	–	9,500
Other	–	(19)	9

Cash from (used for) financing activities	(21,150)	(38,134)	(9,421)

Increase (decrease) in cash and equivalents during year	635	(17,270)	20,707
Cash and equivalents at beginning of year	12,847	30,117	9,410
Cash and equivalents at end of year	$13,482	$12,847	$30,117

See accompanying notes.

General Electric Capital Corporation and consolidated affiliates
Schedule I – Condensed Financial Information of Registrant – (Concluded)
General Electric Capital Corporation
Notes to Condensed Financial Statements

Financial statements presentation

We have reclassified certain prior-year amounts to conform to the current year’s presentation.

Borrowings

Total long-term borrowings at December 31, 2011 and 2010, are shown below.

	2011
	Average
December 31 (Dollars in millions)	rate(a)	Maturities	2011	2010

Senior notes	3.59	2013-2055	$139,869	$186,443
Subordinated notes(b)	3.41	2013-2037	4,845	2,556
Subordinated debentures(c)	6.67	2066-2067	7,215	7,298
Other			3,044	1,481
			$154,973	$197,778

(a)	Based on year-end balances and year-end local currency interest rates, including the effects of related interest rate and currency swaps, if any, directly associated with the original debt issuance.

(b)	Included $417 million of subordinated notes guaranteed by GE both at December 31, 2011 and 2010, of which $117 million is included in current portion of long-term borrowings at December 31, 2011.

(c)	Subordinated debenture receive rating agency equity credit and were hedged at issuance to USD equivalent of $7,725 million.

At December 31, 2011, maturities of long-term borrowings during the next five years, including the current portion of long-term debt, are $68,796 million in 2012, $26,219 million in 2013, $19,145 million in 2014, $13,758 million in 2015 and $12,193 million in 2016.

Interest rate and currency risk is managed through the direct issuance of debt or use of derivatives. We mitigate interest rate and currency risk by seeking to ensure that the characteristics of the debt match the assets they are funding. We use a variety of instruments, including interest rate and currency swaps and currency forwards, to achieve our interest rate objectives.

Interest expense on the Condensed Statement of Current and Retained Earnings is net of interest income on loans and advances to majority owned affiliates of $2,848 million, $4,699 million and $2,956 million for 2011, 2010 and 2009, respectively.

Income taxes

General Electric Company files a consolidated U.S. federal income tax return which includes General Electric Capital Corporation. Income tax benefit (expense) includes our effect on the consolidated return.

Dividends from affiliates

In 2011 and 2010, we did not receive any dividends from other affiliates. In 2009, we received dividends of $113 million from other affiliates.